Exhibit B

Money Pool Rule 24
Transaction Report
Bank Loans

Company	Trans. Date	Transaction	Balance	Lending Bank
EAI	5/6/03	($25,000,000)	$0	Simmons First National Bank
EMI	5/30/03	($25,000,000)	$0	Trustmark National Bank